Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DEFI DEVELOPMENT CORP.

DeFi Development Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1. Pursuant to Section 242 of the DGCL, this Certificate of Amendment to the Amended Certificate of Incorporation (this “Certificate of Amendment”) amends the provisions of the Amended Certificate of Incorporation of the Corporation, as amended (the “Charter”).

2. This Certificate of Amendment has been approved and duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Section 242 of the DGCL.

3. Upon this Certificate of Amendment becoming effective, ARTICLE IV(A) of the Charter is hereby amended to read in its entirety as follows:

“(A) Classes of Stock. The total number of shares of stock of all classes of capital stock that the Company is authorized to issue is 2,000,000,000 shares. The authorized capital stock is divided into 1,000,000,000 shares of common stock having a par value of $0.00001 per share (hereinafter, the “Common Stock”) and 1,000,000,000 shares of preferred stock having a par value of $0.00001 per share (hereinafter, the “Preferred Stock”).”

4. This Certificate of Amendment shall become effective at the date of filing.

⁎ ⁎ ⁎ ⁎

IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has executed this Certificate of Amendment as of December 23, 2025

DEFI DEVELOPMENT CORP.

By:	/s/ Joseph Onorati
Name:	Joseph Onorati
Title:	Chief Executive Officer